SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                   FORM 8-K/A

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):

                           June 13, 1996 (May 9, 1996)



                       CORT BUSINESS SERVICES CORPORATION
             (Exact name of registrant as specified in its charter)





        Delaware                      1-14146                    54-1662135
(State of Incorporation)      (Commission File Number)         I.R.S. Employer
                                                              Identification No.





                 4401 Fair Lakes Court, Fairfax, Virginia 22033
               (Address of principal executive offices) (Zip Code)




                                 (703) 968-8500
                         (Registrant's telephone number)

The undersigned registrant (the "Company") hereby amends the Current Report on Form 8-K dated May 9, 1996 by including herewith for filing the financial statements and pro forma financial information required by Item 7 on Form 8-K which information was not practicably available at the time of the filing of this Form as set forth on the pages indicated below and attached hereto.

Item 7.  Financial Statements and Exhibits
         ---------------------------------

          (a)  Financial Statements of Businesses Acquired
               -------------------------------------------

               Unaudited Condensed Consolidated Balance Sheet
                   as of March 31, 1996..................................... F-1

               Unaudited Condensed Consolidated Statements of
                   Operations for the three months
                   ended March 31, 1995 and 1996............................ F-2

               Unaudited Condensed Consolidated Statements of
                   Cash Flows for the three months
                   ended March 31, 1995 and 1996............................ F-3

               Notes to Unaudited Condensed Consolidated
                   Financial Statements.............. ...................... F-4

               Report of Independent Auditors............................... F-5

               Consolidated Balance Sheets
                   as of December 31, 1994 and 1995......................... F-6

               Consolidated Statements of Operations
                   for the years ended December 31, 1994 and 1995........... F-8

               Consolidated Statements of Shareholders' Deficit
                   for the years ended December 31, 1994 and 1995........... F-9

               Consolidated Statements of Cash Flows
                   for the years ended December 31, 1994 and 1995...........F-10

               Notes to Consolidated Financial Statements...................F-11

          (b)  Pro Forma Financial Data
               ------------------------

               Unaudited Pro Forma Condensed Statements of Operations
                   for the year ended December 31, 1995 and the three
                   months ended March 31, 1996..............................F-18

               Unaudited Pro Forma Condensed Balance Sheet
                   as of March 31, 1996.....................................F-20

               Notes to Unaudited Pro Forma Condensed Financial Statements..F-21

          (c)  Exhibit
               -------

               Consent of Ernst & Young LLP.................................23.1

                                   EVANS RENTS
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                                 (in thousands)




                                                                      March 31,
                                                                         1996
                                                                       ---------
                                        ASSETS
Cash................................................................... $   351
Accounts receivable, less allowance for doubtful accounts of $238......   2,265
Prepaid expenses.......................................................      12
Rental merchandise, net................................................  17,663
Property, equipment and leasehold improvements, net....................   2,288
Deposits and other assets..............................................     175
                                                                            ---
     Total assets...................................................... $22,754
                                                                         ======


                         LIABILITIES AND SHAREHOLDERS' DEFICIT

Liabilities:
     Senior obligations payable........................................ $ 9,529
     Convertible subordinated notes....................................  15,735
     Accounts payable..................................................     754
     Accrued expenses..................................................   1,583
     Accrued interest..................................................   9,244
     Deferred revenue..................................................   1,531
                                                                          -----
         Total liabilities.............................................  38,376

Redeemable Preferred Stock.............................................   5,000

Shareholders' deficit.................................................. (20,622)
                                                                         ------
     Total liabilities and shareholders' deficit....................... $22,754
                                                                         ======









See accompanying notes to unaudited condensed consolidated financial statements.

                                       F1

                                   EVANS RENTS
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)




                                                              Three Months Ended
                                                                  March 31,
                                                              ------------------
                                                               1995        1996
                                                              ------      ------
Revenue:
     Rental income........................................... $6,624      $6,906
     Relocation income and fees..............................    719         519
     Sales of merchandise....................................    309         457
                                                                 ---         ---
         Total revenue.......................................  7,652       7,882
                                                               -----       -----

Costs and operating expenses:
     Cost of merchandise sold................................    223         312
     Depreciation:
         Rental merchandise..................................    638         726
         Property, equipment and leasehold improvements......    154         203
     Operating expenses......................................  2,469       2,377
     General and administrative expenses.....................  2,946       3,064
                                                               -----       -----
         Total costs and operating expenses..................  6,430       6,682
                                                               -----       -----
         Operating profit....................................  1,222       1,200

Interest expense, net........................................    906         830
                                                                 ---         ---
     Income before taxes.....................................    316         370
Income taxes.................................................     40          48
                                                                  --          --
     Net income.............................................. $  276      $  322
                                                                 ===         ===


















See accompanying notes to unaudited condensed consolidated financial statements.

                                       F2

                                   EVANS RENTS
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)



                                                              Three Months Ended
                                                                  March 31,
                                                              ------------------
                                                               1995        1996
                                                              ------      ------
Operating activities:
  Net income.................................................  $ 276      $ 322
  Adjustments to reconcile net income to net cash
    provided by operating activities:
     Net book value of rental merchandise disposals..........    265        314
     Depreciation:
      Rental merchandise ....................................    638        726
      Property, equipment and leasehold improvements.........    154        203
     Changes in operating accounts, net......................  1,467       (342)
                                                               -----        ---
      Net cash provided by operating activities..............  2,800      1,223
                                                               -----      -----

Investing activities:
  Purchases and refurbishing of rental merchandise........... (3,064)      (761)
  Purchases of property, equipment and leasehold improvements   (259)       (89)
                                                                 ---         --
      Net cash used by investing activities.................. (3,323)      (850)
                                                               -----        ---

Financing activities:
  Net borrowings (payments) under line of credit agreements..    471        (91)
  Net borrowings (payments) under notes payable..............     35        (55)
                                                                  --         --
      Net cash provided (used) by financing activities.......    506       (146)
                                                                 ---        ---
Net increase (decrease) in cash..............................    (17)       227
Cash at beginning of period..................................     52        124
                                                                  --        ---
Cash at end of period........................................  $  35      $ 351
                                                                  ==        ===

Supplemental disclosure of cash flow information:
  Cash paid during the period for:
      Interest...............................................  $ 279      $ 227
      Income taxes ..........................................      3         --











See accompanying notes to unaudited condensed consolidated financial statements.

                                       F3

                                   EVANS RENTS
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996



(1)  Basis of Presentation
     ---------------------

     In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the consolidated financial position of Evans Rents as of March 31, 1996, and the results of operations and cash flows for the three months ended March 31, 1995 and 1996. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year. These condensed consolidated financial statements are unaudited, and do not include all related footnote disclosures.

     The interim unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included herein.

(2)  Subsequent Event
     ----------------

     On April 24, 1996, Evans Rents was acquired by CORT Business Services Corporation whereby CORT acquired all of the outstanding equity interest in Evans Rents.


                                       F4

                         Report of Independent Auditors
                         ------------------------------






The Board of Directors and Shareholders
Evans Rents

We have audited the accompanying consolidated balance sheets of Evans Rents as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Evans Rents at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                        ERNST & YOUNG LLP






Los Angeles, CA
March 15, 1996



                                       F5

                                   EVANS RENTS
                           CONSOLIDATED BALANCE SHEETS




                                                            December 31
                                                         (Restated-Note 1)

                                                         1995          1994
                                                     ---------------------------
Assets
Cash                                                 $   123,652    $    51,952
Accounts receivable, less allowance for doubtful
   accounts of $241,016 and $169,158                   2,168,192      2,209,596
Prepaid expenses                                          14,800         31,279

Rental merchandise:                                   22,180,052     19,004,754
   Less accumulated depreciation                      (4,237,967)    (3,434,998)
                                                     ---------------------------
Net rental merchandise                                17,942,085     15,569,756

Property, equipment and leasehold improvements, at cost:

Leasehold improvements                                 1,948,890      1,581,124

Office and warehouse equipment                           679,692        638,360

Showroom furniture and equipment                       1,008,080        692,745

Vehicles                                               1,484,556      1,028,889
                                                     ---------------------------
                                                       5,121,218      3,941,118
Less accumulated depreciation and amortization        (2,718,661)    (2,143,826)
                                                     ---------------------------
Net property, equipment and leasehold improvements     2,402,557      1,797,292

Deposits and other assets                                178,716        191,926

                                                     ---------------------------
Total assets                                         $22,830,002     $19,851,801
                                                     ===========================


                                       F6


                                                            December 31
                                                         (Restated-Note 1)

                                                         1995          1994
                                                    ----------------------------
Liabilities and shareholders' deficit
Liabilities:
   Senior obligations payable (Note 2)               $ 9,674,563    $ 8,874,286
   Convertible subordinated notes                     15,735,000     15,735,000
   Accounts payable                                    1,207,436        945,972
   Accrued expenses                                    1,971,762      2,073,517
   Accrued interest                                    8,654,250      6,294,000
   Deferred revenue                                    1,531,131      1,506,501
                                                    ----------------------------
                                                      38,774,142     35,429,276
Commitments (Note 8)

10% noncumulative convertible redeemable preferred
   stock at $.001 par value:
     Series F, 5,000,000 shares authorized;
       4,100,000 issued and outstanding                4,100,000      4,100,000
     Series G, 900,000 shares authorized, issued
       and outstanding                                   900,000        900,000

Shareholders' deficit:
   Series A Preferred Stock, $.001 par value,
     100,000 shares authorized;  93,300 issued
     and outstanding (82,500 issued and outstanding
     in 1994)                                                93              83
   Series B Preferred Stock, $.001 par value,
     50,000 shares authorized, issued and outstanding        50              --
   Common Stock, $.001 par value, 20,000,000 shares
     authorized; 159,574 issued and outstanding
     (108,489 shares issued and outstanding in 1994)        160             108
   Additional paid-in capital                        15,678,085      15,674,747
   Accumulated deficit                              (36,622,528)    (36,252,413)
                                                    ----------------------------
Total shareholders' deficit                         (20,944,140)    (20,577,475)
                                                    ----------------------------
Total liabilities and shareholders' deficit         $22,830,002     $19,851,801
                                                    ============================


See accompanying notes.


                                       F7

                                   EVANS RENTS
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                       Year ended December 31
                                                         (Restated-Note 1)

                                                         1995          1994
                                                     ---------------------------
Revenues:
Revenues:
   Rental income                                     $25,972,474    $22,716,405
   Relocation income and fees                          2,718,778      3,042,549
   Sales of merchandise                                1,814,269      1,363,321
                                                     ---------------------------
Total revenues                                        30,505,521     27,122,275

Costs and operating expenses:
   Cost of merchandise sold                            1,388,612        847,986
   Depreciation:
     Rental merchandise                                2,732,502      2,413,204
     Property, equipment and leasehold improvements      688,444        505,749
   Operating expenses                                 10,132,443      9,005,871
   General and administrative expenses                12,176,190     11,849,072
                                                     ---------------------------
Total costs and operating expenses                    27,118,191     24,621,882
                                                     ---------------------------
Operating profit                                       3,387,330      2,500,393

Interest expense, net                                  3,653,445      3,509,928
                                                     ---------------------------
Loss before taxes                                       (266,115)    (1,009,535)

Income taxes                                             104,000         51,882
                                                     ---------------------------
Net loss                                             $  (370,115)   $(1,061,417)
                                                     ===========================

See accompanying notes.


                                       F8

                                   EVANS RENTS
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT



                                                               (Restated-Note 1)

                                    --------------------------------------------------------------------------------------
                                     Series A     Series B                  Additional                           Total
                                    Preferred     Preferred     Common       Paid-In       Accumulated       Shareholders'
                                      Stock         Stock       Stock        Capital         Deficit            Deficit
                                    --------------------------------------------------------------------------------------

Balance at December 31, 1993          $ 91          $ --         $108       $15,694,115    $(35,190,996)     $(19,496,682)

Issuance of shares                      16            --           --             1,584              --             1,600

Repurchase of shares                   (24)           --           --              (952)             --              (976)

Repurchase of warrants                  --            --           --           (20,000)             --           (20,000)

Net loss                                --            --           --                --      (1,061,417)       (1,061,417)
                                    --------------------------------------------------------------------------------------
Balance at December 31, 1994            83            --          108        15,674,747     (36,252,413)      (20,577,475)

Issuance of shares                      15            50           52             3,583              --             3,700

Repurchase of shares                    (5)           --           --              (245)             --              (250)

Net loss                                --            --           --                --        (370,115)         (370,115)
                                    --------------------------------------------------------------------------------------
Balance at December 31, 1995          $ 93          $ 50         $160       $15,678,085    $(36,622,528)     $(20,944,140)
                                    ======================================================================================















See accompanying notes.

                                       F9

                                   EVANS RENTS
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                       Year ended December 31
                                                         (Restated-Note 1)

                                                         1995          1994
                                                     ---------------------------
Operating activities:
Net loss                                             $  (370,115)   $(1,061,417)
Adjustments to reconcile net loss to net cash
   provided by operating activities:
     Net book value of rental merchandise disposals    1,408,675      1,254,303
     Depreciation:
         Rental merchandise                            2,732,502      2,413,204
         Property, equipment and leasehold
           improvements                                  688,444        505,749
     Disposals of property, equipment and leasehold
       improvements                                       21,439          4,946
     Changes in assets and liabilities:
         Accounts receivable                              41,404       (582,582)
         Prepaid expenses                                 16,479         14,598
         Deposits and other assets, net                   13,210         10,220
         Accounts payable                                261,464       (602,657)
         Accrued interest                              2,360,250      2,360,250
         Accrued expenses                               (101,755)       289,550
         Deferred revenue                                 24,630        307,849
                                                     ---------------------------
Net cash provided by operating activities              7,096,627      4,914,013

Investing activities:
Purchases and refurbishing of rental merchandise      (6,513,506)    (7,135,662)
Purchases of property, equipment and leasehold
  improvements                                        (1,315,148)      (860,271)
                                                     ---------------------------
Net cash used in investing activities                 (7,828,654)    (7,995,933)

Financing activities:
Net borrowings under line of credit agreements           598,138      2,844,648
Net borrowings (payments) under notes payable            202,139        (42,650)
Net (payments) proceeds from issuance (repurchase)
   of stock or warrants                                    3,450        (19,375)
                                                     ---------------------------
Net cash provided by financing activities                803,727      2,782,623
                                                     ---------------------------
Net increase (decrease) in cash                           71,700       (299,297)
Cash at beginning of year                                 51,952        351,249
                                                     ---------------------------
Cash at end of year                                  $   123,652     $   51,952
                                                     ===========================
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest                                        $ 1,204,813     $  990,479
     Income taxes                                         94,150         65,282


See accompanying notes.

                                       F10

                                   EVANS RENTS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995



1. Summary of Significant Accounting Policies

Organization of the Company

In 1985, Evans Rents and its wholly owned subsidiaries (collectively, the Company), were incorporated in the state of California. The Company is primarily engaged in renting furniture to commercial and residential customers. Additionally, the Company sells furniture rented by customers and furniture no longer usable for rental purposes. As of December 31, 1995, the Company operated 17 showrooms and two warehouses in California. All significant intercompany accounts have been eliminated.

Restatement of Financial Statements

The accompanying financial statements have been restated to conform with certain requirements of the Securities and Exchange Commission, principally relating to the classification of redeemable preferred stock and convertible subordinated notes and the accrual of contingent interest payable.

Rental Merchandise

Merchandise is rented to customers under rental agreements which generally range from two to 24 months. Customers may terminate the agreement at any time after the minimum lease period of two months, or continue on a month-to-month basis. Upon termination, rental merchandise is returned to the Company. Rental income is recognized in monthly installments, beginning the day of delivery and each month thereafter.

Merchandise rented to customers or available for rent is classified in the consolidated balance sheet as rental merchandise. At December 31, 1995, approximately 74% of the total rental merchandise was under rental agreements with customers. Merchandise is valued at the lower of cost, less accumulated depreciation, or market. Merchandise is depreciated on a straight-line basis ranging over a period of 3 to 10 years.

Sales of merchandise consists of sales of rental merchandise directly to customers who wish to purchase the furniture they are renting or sales of used furniture. Cost of merchandise sold is determined using acquisition cost, less applicable accumulated depreciation.

Market Value of Financial Instruments

The carrying amounts reported in the balance sheet for the Company's financial instruments (cash and senior obligations payable) approximate their market value.

The market value of the convertible subordinated notes are approximately $5.4 million based on transactions described in "Subsequent Events" (Note 10).

Property, Equipment and Leasehold Improvements

Depreciation of property, equipment and leasehold improvements is provided on a straight-line basis over the lesser of the lease term, if applicable, or the estimated useful lives of the respective assets, principally five to ten years.



                                       F11

                                   EVANS RENTS
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 1995


1. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. Senior Obligations Payable

Senior obligations payable were as follows for the years ended December 31:

                                                    1995              1994
                                                 ----------------------------
   $20,000,000 revolving line of credit,
      expiring August 31, 1996                   $9,017,433        $8,419,295
   Notes payable                                    657,130           454,991
                                                 ----------------------------
                                                 $9,674,563        $8,874,286
                                                 ============================



The Company has a revolving credit agreement with a lender which provides for maximum aggregate borrowings of $20,000,000 through August 31, 1996. The revolving credit agreement is automatically and continuously renewed for successive one-year periods unless terminated. The agreement requires monthly interest payments at 1/2% over the prime rate (8.5% at December 31, 1995), on average outstanding borrowings. Regardless of the outstanding principal balance, the Company is required to pay minimum interest each month of $10,000 through August 31, 1996. Borrowings are secured by substantially all of the assets of the Company.

Notes payable at December 31, 1995, relate primarily to purchase of vehicles and are secured by the vehicles, and to obligations related to tenant improvements on certain facilities. Interest rates vary from 3.1% to 12.5%. Future annual payments under these notes are as follows:


      Fiscal Year Ending
      ------------------
         1996                                                     $237,475
         1997                                                      175,114
         1998                                                      146,986
         1999                                                       76,046
         2000                                                       21,509
                                                                  --------
         Total future payments                                    $657,130
                                                                  ========

3. Income Taxes

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109) "Accounting for Income Taxes," which requires the use of the liability method of accounting for deferred income taxes. In addition, SFAS 109 requires the recognition of future tax benefits, such as net operating loss carryforwards (NOLs), to the extent that realization of such benefits are more likely than not. There was no cumulative effect of this accounting change at the time of adoption.

                                       F12

                                   EVANS RENTS
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 1995


3. Income Taxes (continued)

Significant components of the Company's deferred tax assets as of December 31, 1995 are as follows:

      Deferred tax assets:
         Book over tax depreciation                          $    360,000
         Net operating loss carryforward                       11,100,000
                                                             -------------
      Total deferred tax assets                                11,460,000
      Valuation allowance for deferred tax assets             (11,460,000)
                                                             -------------
      Net deferred tax assets                                $         --
                                                             =============

A valuation allowance for the amount of the net deferred tax assets has been provided due to the uncertain nature of their ultimate realization based upon the past earnings performance and the expiration of NOL carryforwards. Realization is entirely dependent upon future earnings. Income taxes for 1995 and 1994 are composed primarily of alternative minimum taxes.

4. Convertible Subordinated Notes

In  April  1989,  the  Company  issued  $15,735,000   principal  amount  of  15%
subordinated debentures (Debentures) due April 21, 1996. On April 30, 1992, the Debentures were exchanged for 15% convertible subordinated notes (Notes).

The Company semiannually is required to pay to the holders of the Notes on October 31 and April 30, 80% of Earnings Available to Service Notes, as defined, if any. To the extent such payment does not exceed the interest portion of the Notes, any interest not paid shall accrue as unpaid interest but shall not be treated as principal for purposes of any pro rata allocation of any future redemption amount. The redemption value of the Notes prior to May 1, 2002, is based upon the amount available from a Qualified Liquidity Event or Qualified Initial Public Offering Event and a proceeds-sharing formula with the holders of the Series A, B, F and G Preferred Stock. Upon the occurrence of a Qualified Initial Public Offering Event, unless the Company has elected to redeem the Notes or the holder has elected to convert such Notes into new notes, the Notes shall be automatically converted into common stock, based upon the amount available from a Qualified Initial Public Offering Event and the actual initial public offering price of one share of common stock. The Notes are subordinated and junior to any senior indebtedness and the Series F and G Preferred Stock. There were no interest payments in 1995 and 1994, given the terms of the "Earnings Available to Service Notes."

5. Redeemable Preferred Stock

The Company issued in a private placement on April 30, 1992, 3,725,000 shares of Series F and 900,000 shares of Series G 10% noncumulative convertible redeemable preferred stock (Series F and G preferred stock) for an aggregate consideration of $4,625,000. Subsequently 375,000 additional shares of Series F were issued for $375,000.



                                       F13

                                   EVANS RENTS
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 1995


5. Redeemable Preferred Stock (continued)

At the option of the holder, each share of Series F Preferred Stock shall be convertible into one share of common stock, subject to adjustment as provided in the Company's restated articles of incorporation. Each share of Series G Preferred Stock is convertible into one share of Series F Preferred Stock at the option of the holder or is automatically converted upon a Qualified Liquidity Event, as defined, or a Qualified Initial Public Offering, as defined. Upon written notice of a majority of holders of the Series F and G Preferred Stock after April 24, 1997, the Company shall redeem the stock at $1 per share plus declared but unpaid dividends provided the Company's debt agreements do not prohibit such redemption. Upon liquidation, the holders are entitled to a preference equal to $1 per share for each share held, plus an amount equal to all declared and unpaid dividends thereon. The holders of Series F Preferred Stock are entitled to vote on all matters; however, the Series G Preferred Stock are nonvoting.

6. Shareholders' Deficit

The authorized capital stock of the Company consists of 20,000,000 shares of common stock, par value $0.001 per share; and 6,050,000 shares of preferred stock, par value $0.001 per share, 100,000 shares of which are designated Series A Preferred Stock; 50,000 shares of which are designated Series B Preferred Stock. Issuances in 1995 were to officers based on management's estimate of the Company's value of approximately $20,000,000. Series A and B Preferred Stock are nonvoting.

In November 1988, in conjunction with the renegotiation of the line of credit issued at that time, warrants to purchase a maximum of 237,200 shares of Series E 4% noncumulative convertible preferred stock at $4.25 per share were issued to two financial institutions providing a $7,500,000 revolving line of credit. The warrants expire in November 1998. The then estimated fair market value of the Series E warrants of $709,856 was included in additional paid-in capital and was deducted from the carrying value of borrowings under the line of credit. In 1994, warrants to purchase a maximum of 158,132 shares were repurchased. As a result of the recapitalization, the Series E preferred stock warrants were converted into warrants to purchase common stock. In addition, the exercise prices and outstanding shares of the Series E warrants and the outstanding options (see Note 5) have been adjusted because of the reverse stock split. As a result of the reverse stock split, the remaining warrants are now exercisable for 53 shares at $6,322 per share.

During 1989, in conjunction with the issuance of promissory notes payable, the Company issued warrants to such promissory note holders which are exercisable for 276,250 shares of the Company's common stock at $4 per share during the next equity financing in excess of $100,000. These warrants terminated during 1994.

The Company has reserved the equivalent of 5,000,000 shares of common stock for issuance upon conversion of the Series F Preferred Stock, 136,597 shares for issuance upon conversion of warrants, and 300,600 shares for issuance under the Company's 1986 Incentive Stock Option Plan.



                                       F14

                                   EVANS RENTS
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 1995


7. Stock Option Plan

In 1986 the Board of Directors authorized an Incentive Stock Option Plan and the Board has reserved 1,300,000 shares of common stock for issuance under the plan. The Company has granted options under this plan to its employees at prices ranging from $.20 - $.50 per share. As a result of the reverse stock split the exercise price per share has been adjusted to prices ranging from $298 - $744 per share as follows:


                                                              Shares
                                                         -----------------
                                                            December 31
                                                         1995        1994
                                                         -----------------
      Outstanding at beginning of period                 461          525
      Granted                                             --           --
      Exercised                                           --           --
      Canceled                                           (14)         (64)
                                                         -----------------
      Outstanding at end of period                       447           461
                                                         =================
      Exercisable                                        447           461
                                                         =================


These options are noncompensatory and vest over a four-year period; 25% on the first anniversary of the date of grant, then 2% per month thereafter until fully vested.

Additionally, the Company issued nonqualified stock options, as follows:

     In 1987, the Company issued nonqualified stock options for 3 shares at $446 per share, which vest 1/18 per month. These options terminated during 1994.

     In 1988, the Company issued nonqualified stock options for 7 shares at $744 per share, which vest 1/18 per month. On December 31, 1994, all options were vested and exercisable. These options terminated during 1995.

8. Commitments

The Company leases its showrooms and warehouse facilities under long-term operating lease arrangements. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases.



                                       F15

                                   EVANS RENTS
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 1995


8. Commitments (continued)

At December 31, 1995, the future minimum annual rental payments required under noncancelable operating leases are as follows:


             Fiscal Year Ending                            Operating
            ------------------                            ----------
            1996                                          $2,193,643
            1997                                           1,638,893
            1998                                             854,095
            1999                                             578,726
            2000                                             468,655
            Thereafter                                     1,815,629
                                                          ----------
            Total future payments                         $7,549,641
                                                          ==========

Rent expense under noncancelable operating leases aggregated approximately $2,242,551 and $2,233,467 for the years ended December 31, 1995 and 1994, respectively.

9. Showroom and Warehouse Relocation Costs

Showroom and warehouse relocation costs of $264,116 in 1994, relate primarily to the Company's decision to relocate its Northern California warehouse and terminate its lease early and are included in general and administrative expenses.

10. Subsequent Events

On March 15, 1996, the Company entered into an agreement with Cort Business Services Corporation (Cort) whereby Cort would acquire all of the outstanding equity interest in the Company. If the acquisition is completed it is anticipated that the Company will be merged into a subsidiary of Cort.



                                       F16

                          UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED FINANCIAL DATA



The following unaudited pro forma condensed consolidated financial data consists of Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995 and the three months ended March 31, 1996, and an Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1996 (collectively, the "Pro Forma Statements"). The Unaudited Pro Forma Condensed Consolidated Statements of Operations give effect to the initial public offering (the "Offering") of the Common Stock of CORT Business Services Corporation completed in November 1995, the exchange of all of the Company's 14.5% Subordinated Debentures, the Company's 15% Junior Subordinated Debentures and the 14% Senior Subordinated Pay-In-Kind Notes of the Company's wholly-owned subsidiary, CORT Furniture Rental Corporation ("CFR"), for shares of the Company's Common Stock in the fourth quarter of 1995 (the "Exchange for Common Stock"), the retirement of $50 million in aggregate principal amount of CFR's 12% Senior Notes due 2000, which were effected contemporaneously with the Offering (the "Senior Notes Retirement"), initial borrowings under the Company's revolving credit facility entered into contemporaneously with the Offering (the "Credit Agreement") and the Company's acquisition of Evans Rents, a provider of rental furniture in California, in April 1996 (the "Acquisition of Evans Rents"), as if such events occurred on January 1, 1995. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the Acquisition of Evans Rents as if it occurred on March 31, 1996. The Offering, the Exchange for Common Stock, the Senior Notes Retirement and the initial borrowings under the Credit Agreement were effected before December 31, 1995 and have been reflected in the Company's historical unaudited condensed consolidated balance sheet as of March 31, 1996.

Management believes that, on the basis set forth herein, the Pro Forma Statements reflect a reasonable estimate of these transactions based on currently available information. The pro forma financial data are presented for informational purposes only and do not purport to represent what the Company's financial position or actual results of operations would have been had these transactions in fact occurred on the dates assumed or that may result from future operations. The Pro Forma Statements should be read in conjunction with the consolidated financial statements and related notes of the Company appearing in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

                                       F17

                       CORT BUSINESS SERVICES CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        Three Months Ended March 31, 1996
                      (in thousands, except per share data)

                                          Historical
                                      ------------------
                                        The       Evans                    Pro
                                      Company     Rents   Adjustments     Forma
                                      -------     -----   -----------     -----
Revenue:
   Furniture rental.................. $38,555     $7,425         --      $45,980
   Furniture sales...................  10,214        457         --       10,671
                                       ------        ---     ------       ------
      Total revenue..................  48,769      7,882         --       56,651
                                       ------      -----     ------       ------
Operating costs and expenses:
   Cost of furniture rental..........   7,438      3,103     $  (22)(1)
                                                             (1,736)(2)    8,783
   Cost of furniture sales...........   5,938        312         --        6,250
   Amortization of goodwill..........     165         --         83 (3)      248
   Selling, general and
      administrative expenses........  28,056      3,267       (148)(4)
                                                              1,736 (2)   32,911
                                       ------      -----      -----       ------
      Total costs and expenses.......  41,597      6,682        (87)      48,192
                                       ------      -----        ---       ------
      Operating income...............   7,172      1,200         87        8,459

Interest expense.....................   1,781        830        503 (5)
                                                               (790)(6)    2,324
                                        -----        ---       ----        -----
Income before income taxes...........   5,391        370        374        6,135

Income taxes.........................   2,231         48        100 (7)
                                                                183 (8)    2,562
                                        -----         --        ---        -----
      Net income..................... $ 3,160     $  322    $    91       $3,573
                                      =======     ======         ==       ======

Earnings per share...................                                     $  .31

Weighted average number of shares
   used in computation...............                                     11,631



See accompanying notes.

                                       F18

                       CORT BUSINESS SERVICES CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          Year Ended December 31, 1995
                      (in thousands, except per share data)

                                          Historical
                                      ------------------
                                        The       Evans                    Pro
                                      Company     Rents   Adjustments     Forma
                                      -------     -----   -----------     -----
Revenue:
   Furniture rental.................. $141,988    $28,691        --     $170,679
   Furniture sales...................   37,321      1,814        --       39,135
                                        ------      -----    ------       ------
      Total revenue..................  179,309     30,505        --      209,814
                                       -------     ------    ------      -------

Operating costs and expenses:
   Cost of furniture rental..........   27,950     12,865   $   (89)(1)
                                                             (6,977)(2)   33,749
   Cost of furniture sales...........   22,203      1,389        --       23,592
   Amortization of goodwill..........      662         --       333 (3)      995
   Selling, general and
      administrative expenses........  101,773     12,864      (862)(4)
                                                              6,977 (2)  120,752
                                       -------     ------     -----      -------
      Total costs and expenses.......  152,588     27,118      (618)     179,088
                                       -------     ------     -----      -------
      Operating income...............   26,721      3,387       618       30,726

Interest expense, net................   15,917      3,653    (8,852)(9)
                                                              2,010 (5)
                                                             (3,478)(6)    9,250
                                        ------      -----    ------        -----
Income (loss) before income taxes....   10,804       (266)   10,938       21,476

Income taxes (benefit)...............    4,586        104      (210) (7)
                                                               4,508 (8)   8,988
                                         -----        ---      -----       -----
      Net income (loss)(10).......... $  6,218    $  (370)   $ 6,640    $ 12,488
                                      ========    =======    =======    ========
Earnings per share...................                                   $   1.09

Weighted average number of shares
   used in computation...............                                     11,483






See accompanying notes.

                                       F19

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 March 31, 1996
                             (dollars in thousands)

                                          Historical
                                      -----------------
                                        The      Evans                    Pro
                                      Company    Rents   Adjustments     Forma
                                      -------    -----   -----------     -----
Assets:
  Cash and cash equivalents.........       --    $   351        --      $    351
  Accounts receivable, net.......... $  7,027      2,265        --         9,292
  Prepaid expenses..................    3,927         12        --         3,939
  Rental furniture, net.............  110,932     17,663   $(2,400)(11)  126,195
  Property, plant and equipment, net   32,282      2,288      (300)(11)   34,270
  Intangible and other assets.......   27,483        175    13,341 (12)   40,999
                                       ------        ---     ------       ------
                                     $181,651    $22,754   $10,641      $215,046
                                     ========    =======   =======      ========

Liabilities and Stockholders' Equity:
  Accounts payable & accrued
    expenses........................ $ 22,601    $11,581   $(9,244)(13)
                                                             3,800 (14) $ 28,738
  Deferred revenue & security
    deposits........................   12,119      1,531        --        13,650
  Credit Facility and other.........    8,653      9,529    (8,927)(13)
                                                            27,725 (15)   36,980
  Senior Notes......................   50,000         --        --        50,000
  Convertible Subordinated Notes....       --     15,735   (15,735)(13)       --
  Deferred taxes and other..........    9,697         --    (2,600)(16)    7,097
                                        -----     ------   -------         -----
           Total liabilities........  103,070     38,376    (4,981)      136,465

  Redeemable Preferred Stock........       --      5,000    (5,000)(17)       --

  Stockholders' equity (deficit)....   78,581    (20,622)   20,622 (17)   78,581
                                       ------     ------    ------        ------
                                     $181,651    $22,754   $10,641      $215,046
                                     ========    =======   =======      ========











See accompanying notes.

                                       F20

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA


(1) Adjusts Evans Rents' historical depreciation expense on rental property to conform to the Company's depreciation policy after giving effect to the write-down of Evans Rents' rental property to fair market value. See Note (11).

(2)      Reclassifies  certain  of Evans  Rents'  cost of  furniture  rental  as
         selling,   general  and  administrative  expenses  to  conform  to  the
         Company's presentation policies.

(3) Recognizes the amortization expense of goodwill resulting from the Acquisition of Evans Rents, over a 40-year period.

(4)      Eliminates  compensation  expense  associated  with certain  management
         employees  of  Evans  Rents  who  ceased   employment   following   the
         acquisition and will not be replaced.

(5) Reflects increased interest expense related to borrowings under the Credit Facility of $27,725,000, assumed to bear interest at approximately 7.25% (LIBOR + 175 basis points), in connection with the Acquisition of Evans Rents.

         An interest rate increase of 1/8% would increase pro forma interest expense on the Credit Agreement by an aggregate of $9,000 and $35,000 for the three months ended March 31, 1996 and the year ended December 31, 1995, respectively. This increase in interest expense would decrease pro forma income before taxes by the same amount. There would be no impact on earnings per share.

(6) Eliminates interest expense associated with the debt of Evans Rents outstanding prior to the acquisition, excluding certain debt associated with Evans Rents' delivery trucks, which was assumed by the Company.

(7) Adjusts Evans Rents' historical income taxes to reflect an assumed tax rate of 40%. Prior to the acquisition, Evans Rents was subject only to alternative minimum tax due to substantial net operating losses. The utilization of such net operating losses by the Company will be limited.

(8) Recognizes the combined federal and state income tax effect of the net increase in income before income taxes, at an assumed combined tax rate of 40%.

(9) Reflects the reduction of historical interest expense relating to the Exchange for Common Stock and the Senior Notes Retirement both of which occurred contemporaneously with the offering in the fourth quarter of 1995. In addition, reflects the interest expense related to the assumed average borrowings of $3,800,000 under the Credit Agreement assumed to bear interest at approximately 7.25% (LIBOR + 175 basis points), the elimination of amortization of deferred financing fees associated with the Senior Notes Retirement and the additional amortization of deferred financing fees relating to the Credit Agreement.

         An interest rate increase of 1/8% would increase pro forma interest expense on the Credit Agreement by an aggregate of $5,000 for the year ended December 31, 1995. This increase in interest expense would decrease pro forma income before income taxes by the same amount. There would be no impact on earnings per share.

(10) Net income for the year ended December 31, 1995 is presented before an extraordinary loss of $4,143,000, net of taxes, associated with the Senior Notes Retirement.

(11) Adjusts the historical cost of Evans Rents' rental property and certain equipment to fair market value based on preliminary studies.


                                       F21

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
                                   (CONTINUED)



(12) Reflects the increase in goodwill associated with the Acquisition of Evans Rents.

(13) Eliminates debt and related accrued interest of Evans Rents not assumed by the Company.

(14)     Reflects   reserves   established  to  cover  certain   one-time  costs
         associated with the closure of duplicate Evans Rents' facilities ($3,350,0000) and the termination of the employment of certain members of Evans Rents' management who will not be replaced ($450,000).

(15) Reflects additional borrowings under the Credit Agreement for the Acquisition of Evans Rents and related transaction costs.

(16)     Adjusts deferred taxes to reflect the Acquisition of Evans Rents.

(17) Eliminates Evans Rents' historical redeemable preferred stock and stockholders' deficit.



                                       F22

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              CORT BUSINESS SERVICES CORPORATION



Dated:   June 13, 1996              By  /s/ Frances Ann Ziemniak
                                        ---------------------------
                                            Frances Ann Ziemniak
                                            Vice President, Finance
                                            and Chief Financial Officer








                                       F23

                                  EXHIBIT INDEX

                                                                     Sequential
Exhibit No.                   Description                            Page Number
- -----------                   -----------                            -----------

   23.1                  Consent of Ernst & Young LLP                E-2













                                       E1